Exhibit 99.1

February 14, 2006

National Financial Partners Announces Fourth Quarter Results

Highlights:

•	Revenue increased 42.7% to $290.4 million in the quarter
•	Net income increased 75.8% to $21.1 million in the quarter
•	Net income per diluted share increased 68.8% to $0.54 in the quarter
•	Cash earnings increased 58.3% to $32.6 million in the quarter
•	Cash earnings per diluted share increased 48.2% to $0.83 in the quarter
•	“Same store” revenue grew 31.6% in the quarter and 22.4% for the full year
•	In 2005, 27 acquisitions were completed representing $26.3 million in acquired base earnings
•	In 2006, 8 acquisitions have been completed to date representing $9.9 million in acquired base earnings

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today reported a 42.7% increase in revenue to $290.4 million for the fourth quarter of 2005 from $203.5 million in the fourth quarter of 2004. Net income increased 75.8% to $21.1 million, or $0.54 per diluted share, in the fourth quarter of 2005, from $12.0 million, or $0.32 per diluted share, in the fourth quarter of 2004. Cash earnings increased 58.3% to $32.6 million in the fourth quarter of 2005, from $20.6 million in the prior year period. Cash earnings per diluted share (“Cash EPS”) was $0.83, an increase of 48.2% from the fourth quarter of 2004. (The Company defines cash earnings as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings benefited from the growth of revenue from existing firms and additional revenue from acquired firms offset in part by higher commission and fee expense and increased management fee expense.

“The quarter’s performance was driven by continued strong organic growth and the high level of acquisition activity earlier in 2005. ‘Same store’ revenue grew 32% for the quarter and 22% for the full year. In the quarter, life insurance and wealth transfer firms significantly contributed to our ‘same store’ growth, benefiting from strong sales of financed life insurance products. We believe that such sales were driven by premium financing opportunities that may be diminished in the future. To the extent such opportunities become limited, our growth comparisons may be impacted during the course of the year. The diversification of our firms and their ability to adapt to changing market conditions, as well as acquisition activity, continue to provide strong long term growth prospects,” said Jessica Bibliowicz, Chairman and Chief Executive Officer.

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 160 owned firms. Understanding the Company’s acquisitions is essential to understanding its operating results.

Fourth Quarter:

In the fourth quarter, the Company consummated two transactions including one annuity and estate planning firm and one group benefits subacquisition. These two acquisitions generated $1.7 million in 2004 revenue, the most recent full year prior to acquisition, and represented $540,000 of acquired base earnings. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that the Company capitalizes at the time of acquisition). The aggregate consideration paid by the Company included $1.7 million in cash and the issuance of 20,694 shares of NFP common stock.

Full Year 2005:

The Company completed 27 acquisitions (including 7 sub-acquisitions) with aggregate base earnings of $26.3 million. The 20 acquired firms generated revenue of approximately $125.4 million in 2004, and contributed approximately $38.0 million and $105.4 million to the Company’s fourth quarter 2005 and full-year revenue, respectively. The Company paid the aggregate acquisition consideration in a combination of $110.4 million in cash and approximately 1.3 million shares of NFP common stock.

January 1, 2006 through February 14, 2006:

As previously disclosed, the Company completed eight acquisitions (including one sub-acquisition) with aggregate 2005 revenue of approximately $39.7 million. The acquisition consideration paid was a combination of cash, common stock, and assumption of debt. The payments by NFP for the seven acquired firms included approximately $36.6 million in cash, the issuance of approximately 347,000 shares of NFP common stock, and the assumption of approximately $0.6 million of debt. NFP’s share of the sub-acquisition purchase price was approximately $1.5 million in cash. In total, the Company acquired base earnings of approximately $9.9 million effective January 1, 2006.

Ms. Bibliowicz commented, “Our 2005 acquisitions add to our existing growth platform and broaden our distribution reach. Looking forward to 2006, we are on track to reach or exceed our acquisition budget of $15 million. The completed 2006 acquisitions not only enhance our growth and diversification, but also offer attractive strategic advantages given their expertise within their respective product markets.”

Fourth Quarter Events

Gains, including those previously announced asset sales, contributed $6.6 million to pretax income. In addition, the Company recorded a $2.3 million net contribution related to benefits received under our key man life insurance program. It is the Company’s practice to maintain key man life insurance on its principals. This net contribution was recognized within the “Net interest and other” line of the Company’s income statement.

Largely offsetting these positive contributions to earnings was an additional management fee expense of $6.1 million pretax. This expense results from the fourth quarter implementation of a modification in management fee calculation. Management implemented this change for all firms to further enhance controls over this significant and key expense item.

Fourth Quarter Results

Revenue increased $86.9 million, or 42.7%, to $290.4 million in the fourth quarter of 2005. Components of the increase included “same store” revenue growth of $52.4 million, or 31.6%, to $218.2 million; revenue growth of $7.5 million, or 19.1%, to $46.7 million from NFP Insurance Services, Inc. (“NFPISI”) and NFP Securities, Inc. (“NFPSI”); and $38.0 million of revenue from firms acquired subsequent to the start of the fourth quarter of 2004 (these firms are not included in the calculation of “same store” revenue growth); less revenue from dispositions and eliminations.

Net income was $21.1 million in the fourth quarter of 2005, or $0.54 per diluted share, up from $12.0 million, or $0.32 per diluted share in the prior year period. Cash earnings were $32.6 million, up 58.3% from $20.6 million in the fourth quarter of 2004. Cash EPS was $0.83, an increase of 48.2% from the fourth quarter of 2004.

Gross margin before management fees was $139.9 million in the fourth quarter of 2005, an increase of $36.8 million or 35.7% over the prior year period. Gross margin after management fees was $48.0 million in the fourth quarter of 2005, an increase of $3.6 million or 8.1% over the prior year period. Gross margin as a percentage of revenue was 16.5% in the fourth quarter of 2005 compared with 21.8% in the prior period. The decline in gross margin percentage was the result of increased management fee expense and commission and fee expense. The management fee expense reflected the previously discussed change in payment practices, a high level of production from a small set of firms where the principals’ economic interest exceeds 60%, and the accrual for incentive payments. Management fees, as a percentage of gross margin before management fees, was 65.7% versus 56.9% a year ago. The commission and fee expense, as a percentage of revenue, declined sequentially, but was higher than last year due to a higher percentage of life brokerage business.

Corporate general and administrative expense (“G&A”) decreased 20.2% to $9.5 million in the fourth quarter of 2005 from $11.9 million in the prior year period. As a percentage of revenue, G&A was 3.3% in the fourth quarter of 2005 and 5.8% in the fourth quarter of 2004. The previous year’s G&A expense included $2.3 million expense for higher accruals for Sarbanes-Oxley compliance including additional audit and consulting fees. Stock-based compensation, which is not included in Corporate G&A, increased by $0.7 million to $1.4 million in the fourth quarter of 2005 versus the prior year period. The 2005 fourth quarter expense reflects restricted stock unit awards granted in the first and fourth quarters of 2005.

In the fourth quarter, the Company took a $3.0 million impairment charge related to four firms, three of which had been previously impaired. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year.

The effective income tax rate in the fourth quarter of 2005 was 39.9% compared with 46.9% in the 2004 period. For the full year, the tax rate was 42.1% compared with 44.3% a year ago.

Earnings Conference Call

The Company will conduct its fourth quarter 2005 earnings conference call and audio webcast on Wednesday, February 15, 2006, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 213-8064 (when prompted, callers should enter the access code 84052427). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (617) 801-6888. The access code for the replay is 14296802. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Quarterly Financial Supplement

A copy of the Company’s quarterly financial supplement, which provides additional financial data, is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a national distribution network with over 1,900 producers in 41 states and Puerto Rico consisting of over 160 firms and over 210 affiliated third-party distributors.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward- looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including elimination or modification of the federal estate tax or changes in the tax treatment of life insurance products that we sell, (5) NFP's dependence on principals and its ability to effectively manage its business, (6) changes in premiums and commission rates, (7) changes in the pricing, design or underwriting of insurance products that result in these products becoming less attractive to our customers, (8) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies, (9) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices, (10) changes in interest rates or general economic conditions, and (11) other factors described in NFP's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Elizabeth A. Werner	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

Revenue:
Commissions and fees	$290,367	$203,549	$891,446	$639,472

Cost of services:
Commissions and fees	74,983	44,723	247,810	163,781
Operating expenses	75,504	55,740	259,859	190,192
Management fees	91,928	58,667	208,613	145,073

Total cost of services	242,415	159,130	716,282	499,046

Gross margin	47,952	44,419	175,164	140,426

Corporate and other expenses:
General and administrative	9,526	11,928	41,258	35,409
Stock-based compensation	1,400	654	4,505	1,440
Amortization of intangibles	6,297	5,071	23,709	19,550
Impairment of goodwill and intangible assets	2,955	1,621	8,057	4,791
Depreciation	2,244	1,954	7,815	6,658
Gain on sale of subsidiaries	(6,615)	—	(6,298)	(145)

Total corporate and other expenses	15,807	21,228	79,046	67,703

Income from operations	32,145	23,191	96,118	72,723

Net interest and other	2,955	(615)	895	(616)

Income before income taxes	35,100	22,576	97,013	72,107

Income tax expense	14,004	10,592	40,831	31,965

Net income	$21,096	$11,984	$56,182	$40,142

Earnings per share:
Basic	$0.57	$0.35	$1.57	$1.19

Diluted	$0.54	$0.32	$1.48	$1.10

Weighted average shares outstanding:
Basic	36,781	34,161	35,679	33,688

Diluted	39,280	37,042	38,036	36,640

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

Total revenue	$290,367	$203,549	$891,446	$639,472
Cost of services (excludes management fees):
Commissions and fees	74,983	44,723	247,810	163,781
Operating expenses	75,504	55,740	259,859	190,192

Gross margin before management fees	139,880	103,086	383,777	285,499
Management fees	91,928	58,667	208,613	145,073

Gross margin	$47,952	$44,419	$175,164	$140,426

Gross margin as percentage of total revenue	16.5%	21.8%	19.6%	22.0%
Gross margin before management fees as percentage of total revenue	48.2%	50.6%	43.1%	44.6%

Management fees, as a percentage of gross margin before management fees	65.7%	56.9%	54.4%	50.8%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

GAAP Net Income	$21,096	$11,984	$56,182	$40,142
Amortization of intangibles	6,297	5,071	23,709	19,550
Depreciation	2,244	1,954	7,815	6,658
Impairment of goodwill and intangible assets	2,955	1,621	8,057	4,791

Cash Earnings	$32,592	$20,630	$95,763	$71,141

GAAP Net Income per share - diluted	$0.54	$0.32	$1.48	$1.10
Amortization of intangibles	0.16	0.14	0.62	0.53
Depreciation	0.06	0.05	0.21	0.18
Impairment of goodwill and intangible assets	0.08	0.04	0.21	0.13

Cash Earnings per share - diluted (1)	$0.83	$0.56	$2.52	$1.94

 ______________

(1) The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	December 31,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$105,761	$83,103
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	52,407	53,692
Current receivables	115,279	69,721
Other current assets	19,396	23,175

Total current assets	292,843	229,691
Intangibles, net	340,969	273,207
Goodwill, net	357,353	281,212
Deferred tax assets	17,726	17,937
Other non-current assets	37,747	24,413

Total assets	$1,046,638	$826,460

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$55,047	$51,043
Bank loan	40,000	—
Other current liabilities	182,059	134,193

Total current liabilities	277,106	185,236
Deferred tax liabilities	94,958	86,623
Other non-current liabilities	14,889	8,329

Total liabilities	386,953	280,188

STOCKHOLDERS’ EQUITY
Common stock	3,822	3,530
Additional paid-in capital	623,102	533,825
Retained earnings	67,808	30,000
Treasury stock	(35,047)	(21,083)

Total stockholders’ equity	659,685	546,272

Total liabilities and stockholders’ equity	$1,046,638	$826,460